UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 9, 2006

Commission File Number 1-12043

OPPENHEIMER HOLDINGS INC.

Ontario, Canada                                                98-0080034

(State of incorporation)            (IRS employer identification number)

PO Box 2015, Suite 1110

20 Eglinton Avenue West

Toronto Ontario Canada   M4R 1K8

(Address of principal executive offices) (Zip code)

(416) 322-1515

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01. Other Events.

On November 9, 2006, Oppenheimer Holdings Inc.’s (the “Company”) primary operating subsidiary, Oppenheimer & Co. Inc. (“Opco”), received a letter from the Chief of Enforcement of the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts (the “Division”).  In that letter, the Division stated its disagreement with the description in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (filed with the Securities and Exchange Commission on November 8, 2006) of the Division’s pending investigation that concerns Opco’s responses in an earlier investigation that led to a pending administrative proceeding.  Among other things, the letter asserts that the Division believes Opco is not cooperating with the Division’s current investigation, a position with which the Company disagrees.

The current investigation, in our understanding, involves written responses by Opco provided to the Division stating in substance that, at all times relevant to the underlying investigation, Opco had in place adequate systems to retain and preserve emails.  Opco subsequently informed the Division that, during the relevant period, one of its legacy email systems did not retain email in the required format and therefore some email may not have been retained.  The Division’s letter states that the investigation involves the false and/or misleading nature of the initial responses. The investigation, which is ongoing, also involves the supervision of these responses by senior management. It is possible that in addition to seeking monetary penalties, the Division may seek to bring charges against individuals.  While the Company continues to hope to reach a fair resolution of issues arising from this investigation and the pending administrative proceeding, there can be no assurance that it will be able to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Oppenheimer Holdings Inc.

Date: November 13, 2006 By: "E.K. Roberts" --------------------------------- E.K. Roberts President and Treasurer (Duly Authorized Officer and Principal Financial Officer)

Endnotes

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